Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated October 25, 2019, relating to the consolidated financial statements of OncoSec Medical Incorporated and Subsidiary (the “Company”) as of July 31, 2019 and 2018, and for the years then ended, (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), appearing in the Company’s Annual Report on Form 10-K for the year ended July 31, 2019. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of said Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

June 22, 2020